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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 4, 1998

                       INTEGRATED PROCESS EQUIPMENT CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
         DELAWARE                        0-20470                          77-0296222
(STATE OR OTHER JURISDICTION OF  (COMMISSION FILE NUMBER)   (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)
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                                 911 BERN COURT
                               SAN JOSE, CA 95112
         (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (408) 436-2170

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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Item 5. Other Events

     On August 4, 1998, the Company announced financial results for its fourth quarter and fiscal year ended June 30, 1998. The revenue for the fourth quarter of fiscal 1998 was $38.5 million, compared to $41.3 million in the quarter ending March 31, 1998 and to $42.6 million in the prior-year period. IPEC fully reserved its net deferred tax asset. As a result, in the fourth quarter the Company recognized a $25.9 million, non-cash charge for deferred tax expense. During the fourth quarter, the Company also recorded non-recurring charges of $11.5 million for severance compensation, inventory adjustments and additional retrofit costs for modifications to installed CMP tools. Inclusive of these charges, the loss for the quarter was $42.8 million or $2.42 per share. This compares to net income of $4.3 million, or $0.24 per share, for the prior-year period.

     Revenue for the year ended June 30, 1998 was $189.0 million, a 31% increase over revenue in the prior-year period, which was $144.7 million. For the year ended June 30, 1998, IPEC posted pre-tax income from continuing operations of $5.9 million, exclusive of the $11.5 million charge. This compares to pre-tax income from continuing operations in the prior year of $9.5 million, exclusive of the $17.6 million program discontinuance charge. After a net loss of $10.6 million from the disposal of IPEC Clean in the Company's second fiscal quarter and the fourth quarter charges described above, the Company recorded a net loss of $42.5 million (approximately 85% non-cash), or $2.41 per share for the year ended June 30, 1998.

     In the year ended June 30, 1997, IPEC reported net income from continuing operations exclusive of charges, of $6.2 million, or $0.40 per share. After charges of $28.6 million from discontinued operations, a $17.6 million program discontinuance charge and a $400,000 withdrawn offering charge, the Company reported a total net loss of $2.18 per share for the year ended June 30, 1997.

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Integrated Process Equipment Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Integrated Process Equipment Corp.

                               By: /s/ John S. Hodgson
                                   -----------------------------------
                                   John S. Hodgson
                                   Vice President and Chief Financial Officer

Date: August 17, 1998